Exhibit 99.1

IZEA Inc. Presents Three-Year Vision to Investors
Company introduces framework to reach $100M in annual sales in 2018
ORLANDO, FL - October 23, 2015 - At an investor lunch held during IZEAFest 2015 at Walt Disney World Resort, IZEA, Inc. (OTCQB: IZEA) presented a three-year corporate vision designed to deliver robust revenue growth through calculated investments in human capital, technology and product innovation.

"Our executive team, along with the Board of Directors, recognizes that IZEA has a substantial market opportunity, a sound strategy, a scalable business model, and most importantly, a record of consistent growth," said Ted Murphy, Chairman and Chief Executive Officer. “To address this opportunity, we have developed a framework for a three-year plan that targets $100 million in annual sales by the conclusion of 2018. This plan leverages a variety of new capabilities and initiatives that together, provide a springboard for continued growth. We are confident that IZEA is well-positioned for market dominance within the broader category which we created."

Prior to the investor lunch, the company announced multiple product innovations within its scalable IZEAx platform, which Murphy emphasized will directly address untapped and underserved market segments. Additional technology advancements by the company will be accelerated, including an expanded mobile offering to support more users and enable new opportunity types, monetization opportunities for Creators, and analytics offerings for Creators and advertisers.

Continued expansion of the sales, marketing and public relations efforts are already underway to increase brand and agency awareness. Strategic acquisitions and partnerships will be prioritized to enhance IZEA’s services and accelerate revenue growth with agencies, media companies, and related networks. “As we have historically, the Company will continue to be fiscally prudent in these endeavors, seeking to identify growth opportunities while keeping a close eye on efficiency and expense management,” said Murphy.

About IZEA
IZEA operates the premier online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

IZEA Investor Relations:

Budd Zuckerman
Genesis Select
(303) 415-0200
bzuckerman@genesisselect.com

IZEA Media Relations:
Stephanie Sedlak
Allison+Partners
(623) 201-5567
izea@allisonpr.com